Exhibit 10.2(d)

Maximum Amount Guaranty Contract

Contract No.: BZ162617000030

Guarantor: Icon Energy System Company Limited

Address: Block A, 4/F, Jinmeiwei Industrial Park, Guanlan Hi-tech Industrial Park,

Shangkeng Community, Guanlan Town, Baoan District, Shenzhen

Creditor: Bank of Jiangsu, Shenzhen Sub-branch.

Address: 4011, Shennan Road, Futian District, Shenzhen.

In order to warranty the performance of debts under item one of this contract, the guarantor provides the warranty to the creditor voluntarily, and the two parties entered into this contract after equal negotiation.

Article 1: Master Contract

The master contract hereunder is    A     .

A. The creditor and the debtor Springpower Technology (Shenzhen) Company Limited entered into this contract of maximum amount comprehensive credit line whose number is SX 162617000498, and has or will enter into the separate facility business contract, as well as amendments and supplements.

B. The creditor and the debtor      , from     year   month   day    to    year month   day , entered into the contracts of loans, bank acceptance drafts, trade financing, letter of guarantee, funds business, and other agreement, as well as amendments and supplements.

Article 2: Primary Credit and Period

Except the period determined or agreed separately in accordance with the laws, the actual credit under the master contract consists of the primary credit of the contract in the below period:      A     .

A. From the effective date of “maximum amount comprehensive credit line contract” in article one to the expiration date of facility period stipulated in this contract and amendments or supplements.

B. From ___ year __ month ___ day __ to __ year __ month __ day under article one of this contract.

Article 3: Guarantee Coverage

The scope of guaranty of creditor hereunder covers all debts occurred under this contract by the debtor, including but not limited to principals, interest expenses, compounded interests, penalties, processing fees, default expenses, damage compensation, legal fees, escrow fees, taxation expenses, arbitration fees, travel fees, assessment fees, auction fees, property preservation fees, compulsory execution fees and other expenses for realization of the creditor’s right.

Article 4: Maximum Amount of the Guaranty

The maximum amount which the guarantee assumed hereunder is at most no more than RMB 15 million only. The maximum amount of guaranty hereon is loan principal balance by total amount (means line of credit deducting the part of cash deposit) of use of loans and facility actually under the master contract signed between creditor and debtor and in the period as mentioned in the contract deducting the part of repayment, excluding the proceeds of payable except the principals stipulated in article 3, such as interest expenses and penalties, etc., but the guarantee shall still assume the joint liquidated liability.

The guarantor agrees that the debtor can recycle the loans under master contract, and agrees that the debtor can adjust the credit line of all kinds of loans within the line of credit hereunder, and the guarantor shall assume the joint guarantee liability.

Article 5

The guarantor has read the contract comprehensively and carefully and fully understands the master contract entered into between creditor and debtor, upon the request of guarantor, the creditor has made the terms interpretation accordingly as for the master contract and the contract hereunder, and the guarantor are fully aware of and understands the whole terms content of master contract and the contract hereunder, and signed this contract with true willing. The guarantor is fully aware of the legal consequence for the conclusion and performance of the master contract and the contract hereunder may give rise to, and fully confirms the obligations related to this contract.

Article 6

The guarantor shall assume the responsibilities for all debts owed by the debtor to the creditor under the master contract, including the debts arising from the prepayment requested by the creditor. After received the written notice sent by creditor, the guarantor shall perform the settlement responsibilities according to the time, kinds of currency, amount, and method of settlement specified by the creditor, and commit to the creditor that the creditor has the right to deduct all amount of guaranty from the guarantor’s account when the creditor deems appropriate, if the deducted proceeds is foreign currency, the currency shall be calculated according to the bid price published by the creditor at the deducted date.

Article 7

The guarantee obligation of the guarantor (including the inheritor, assignee, and conservator of the guarantor) need continuity under this contract, shall not affected by the change of the guarantor or the debtor (including but not limited to merger, split, recombination, conduct title transaction or transactions of managerial authority by way of lease, contract, and so on). If the debtor’s subject qualification ceases to exist before clear off the loans hereunder, or the debtor declares that its subject qualification cease within six month from the date clear off all of loans leading to its foregoing repayment activity invalid, the guarantor’s warranty obligations is still effective.

Article 8

The term of the guaranty hereunder is from the date of effective to two years after expiration of the debts hereunder (including the maturity of extension period).

Article 9

The guaranty obligations under this contract shall not subject to be affected by any change for the terms and conditions of master contract agreed by both creditor and debtor (including but not limited to amendments, supplements, and cancellations). If the creditor and debtor agree to extension or delay the performance of the obligations hereunder, the contract hereunder shall continue to be valid.

In the event of the creditor transfers its credit right to others in the period of guaranty according to the law, the guarantor continues to assume the guaranty responsibility within the scope of the guaranty.

Article 10

The guarantor makes the following commitment to the creditor unconditionally and irrevocably: if the debtor fails to or delays to fulfill the obligations of master contract, or confirm the invalidity of the master contract in certain reason, or due to the guarantor fails to or delays to perform any clause hereunder leading to a loss to the creditor, all of above shall be a debt payable for the guarantor to the creditor.

Article 11

Whatever reasons leading to the master contract invalid in law or part of terms invalid, the guarantor shall still assume the guaranty responsibility for the debtor’s repayment liability in accordance with the terms listed hereunder. The guarantor pledge to monitor the debtor to use the loans (facility), in the event of the debtor change the purpose of the loan, the guarantor shall still assume the guaranty responsibilities.

Any tolerance, grace or postpone the exercise of any right preferential by the creditor to the guarantor under this contract, shall not affect, damage, or restrict the creditor’s all rights in accordance with the contract hereunder, laws and regulations, and normative documents, shall not deem as give up the rights and benefit under this contract, and shall not affect any obligations assumed by the guarantor under this contract.

Article 12

If there is any collateral security except this guarantee under this contract, the guarantor is willing to perform the joint guaranty responsibility prior to collateral security on all guaranty debts.

Article 13

The guarantor is an entity established in accordance with the laws, is qualified to identify the contract hereunder and perform joint guaranty responsibility. In addition, signing this contract has obtained empowerment thereof, and the process of performing the contract has been completed.

Article 14

The guarantor to sign and perform this contract is its real intension, is true and effective and legal, shall not affected by any relationship of any party hereunder and others or other any events.

Article 15

The debts hereunder has the equal position with guarantor’s other debts, shall be in the same compensation sequence.

Article 16

If the guarantor enters into the counter guarantee contract with the debtor upon this contract, this counter guarantee contract shall not damage the creditor’s any interests, and when the guarantor’s compensation arising from the counter guarantee contract and the creditor’s claim are in the same sequence, the creditor shall be compensated prior to the guarantor.

The guarantor shall not request the debtor to set up a counter guarantee by way of property pledge as to the obligations assumed by the debtor hereunder.

Article 17

The guarantor’s responsibility shall decrease gradually with the decrease of the debts hereunder.

Article 18

The guarantor shall provide the true, complete, valid financial statement and other relevant materials and information as required by the creditor.

Article 19

In the event of guarantor change residence, mailing address, telephone number, the scope of business, and the legal representative, shall notice the creditor in written within 10 days from the date of change events occurred.

Article 10: If notary organ grant enforceable potency to this contract, guarantor agrees to be enforced and gives up the right of defense.

Article 21: The Application of Laws and Resolution of Dispute

The signing, effectiveness, interpretation, performance and settlement of disputes of this contract shall apply for the People's Republic of China's laws. If there are any disputes based on this agreement, the contracting parties could attempt to resolve them through consultation. If negotiation fails, shall resolve the disputes according to the following way of     A    :

A. Institute legal proceeding to the court where the creditor located.

B.

Article 22

This contract and any modifications and supplement of it enter into force upon the date when it is signed or sealed and affixed with official seals by the legal representative or entrusted agents of both parties.

Article 23: Other Items Appointed by Both Parties

The things which are not mentioned in this contract should be explained and settled according to relevant laws, administrative laws and regulations, normative documents and the related regulations of Bank of Jiangsu.

Article 24

This agreement is in triplicate, Party A has one copy, Party B has two copies, three copies have the same legal effect.

Guarantor (stamp): /s/ [COMPANY SEAL]

Legal representative or agent:

Creditor (stamp): /s/ [COMPANY SEAL]

Legal Representative or agent: